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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934.

                                  Nabisco, Inc.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               New Jersey            1-1021            13-1841519
               ----------                              ----------
            (State or other     (Commission File    (I.R.S. Employer
            jurisdiction of          Number)       Identification Number)
             incorporation)

                                 7 Campus Drive
                        Parsippany, New Jersey 07054-0311
           ----------------------------------------------------------
                    (Address of principal executive offices)

                                 (973) 682-5000
           ----------------------------------------------------------
              (Registrant's telephone number, including area code)

                              6 1/8% Notes due 2033
                        Deferred Compensation Obligations
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate
                the appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6           [X]

   Approximate number of holders of record as of the certification or notice date: 240

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Nabisco, Inc. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                        NABISCO, INC.

Date:  July 5, 2001                     By:    /s/ Calvin J. Collier
                                           ---------------------------------
                                        Name:  Calvin J. Collier
                                        Title: Executive Vice President